[Cohen & Co. letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2025, relating to the financial statements and financial highlights of 1789 Growth and Income Fund, which are included in Form N-CSR for the year ended October 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Additional Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

February 26, 2026